SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY 10017

(Address of principal executive office)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Clean Coal Technologies, Inc. (the “Company”) has announced the formation of Good Coal PTE., Ltd., a Singapore-based joint venture (“Good Coal”) between AGPL Investments Pte. Ltd. (“AGPL”) and the Company. AGPL is part of the Archean Group, one of India's most respected conglomerates with a strong presence in coal extraction in the region. Good Coal will be owned 55% by AGPL and 45% by the Company.

The Company has also signed an exclusive technology license (“TLA”) with Good Coal to develop, deploy and market the Clean Coal Technologies' Pristine-M™ technology throughout the ASEAN region. The license is a 25-year exclusive license to develop, market, and deploy Pristine M Technology, covering the ASEAN countries including Indonesia, the Philippines, Cambodia, Vietnam, Malaysia, Brunei, Thailand, Laos and Myanmar. The terms include a $2,000,000 one-time license fee to be paid to the Company upon successful commissioning of the pilot plant, and $1.00 (one dollar) per ton ongoing royalty fee for all coal processed from Archean Group majority-owned mines, with a waiver for the first two million tons of coal produced.

In addition, through the Good Coal partnership, a 1:10 scale commercial unit of the patented clean coal process is to be constructed in Oklahoma. For construction of the test unit, Good Coal has executed a construction contract (“EPC”) with SAIC Constructors, LLC, to provide all services, materials, equipment, consumables, utilities, supervision, labor and other matters required for the development, design, engineering, procurement, manufacturing, transport to site, quality assurance, inspection, erection, construction, commissioning and testing of the unit. The site for the test unit is currently being negotiated and unit construction is expected to begin shortly. AGPL has committed to provide up to $2,000,000 to Good Coal to fund construction of the test unit and the Company will pay for costs in excess of the $2,000,000.

Copies of the Good Coal joint venture agreement and the special TLA agreement are attached as exhibits to this filing. Also attached are press releases relating to the execution of the above agreements.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Good Coal joint venture agreement

Exhibit 10.2 – Good Coal Technology License Agreement

Exhibit 99.1 – Press release dated May 31, 2012

Exhibit 99.2 – Press release dated June 8, 2012

Exhibit 99.3 – Press release dated June 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  June 12, 2012

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer